Exhibit 99.3

CARPARTS.COM, INC.
RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (this “Agreement”) is made between CarParts.com, Inc. (the “Company”), and __________ (the “Participant”).

WHEREAS, the Company desires to grant the Participant, shares of the Company’s common stock (“Shares”), subject to certain restrictions as set forth in this Agreement (this “Restricted Stock Award”), pursuant to the CarParts.com, Inc. 2026 Stock Incentive Plan (the “Plan”) (capitalized terms not otherwise defined herein shall have the same meanings as in the Plan);

WHEREAS, the Compensation Committee of the Board of Directors (the “Committee”) has determined that it would be to the advantage and best interest of the Company and its stockholders to grant the Shares herein to the Participant; and

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.
Award of Restricted Shares. Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, the Company hereby grants to the Participant [NUMBER] restricted Shares (the “Restricted Shares”) as of [DATE] (the “Grant Date”). The Restricted Shares shall vest in accordance with Section 2 hereof.

2.
Vesting.

(a)
The Restricted Shares shall be unvested on the Grant Date. The Restricted Shares shall vest in the amounts and on such dates reflected in the following table, subject to the terms herein and the Participant remaining in continuous service with the Company until the respective vesting dates:

Number of Shares Vesting	Vesting Date

[shares]	[date]

[shares]	[date]

(b)
Notwithstanding any other provisions of this Agreement, at the option of the Board in its sole and absolute discretion, all Restricted Shares shall be immediately forfeited if any of the following events occur:

(i)
The Participant purchases or sells securities of the Company without written authorization in accordance with the Company’s insider trading policy then in effect, if any;

(ii)
The Participant (A) discloses, publishes or authorizes anyone else to use, disclose or publish, without the prior written consent of the Company, any proprietary or confidential information of the Company, including, without limitation, any information relating to existing or potential customers, business methods, financial information, trade or industry practices, sales and marketing strategies, employee information, vendor lists, business strategies, intellectual property, trade secrets or any other proprietary or confidential information or (B) directly or indirectly uses any such proprietary or confidential information for the individual benefit of the Participant or the benefit of a third party;

(iii)
During the term of service with the Company and for a period of two (2) years thereafter, the Participant disrupts or damages, impairs or interferes with the business of the Company or its Affiliates by recruiting, soliciting or otherwise inducing any of their respective employees to enter into employment or other relationship with any other business entity, or terminate or materially diminish their relationship with the Company or its Affiliates, as applicable;

(iv)
During the term of service with the Company and for a period of one (1) year thereafter, the Participant solicits or directs business of any person or entity who is (A) a customer of the Company or its Affiliates at any time or (B) solicited to be a “prospective customer” of the Company or its Affiliates, in any case either for such Participant or for any other person or entity. For purposes of this clause (iv), “prospective customer” means a person or entity who contacted, or is contacted by, the Company or its Affiliates regarding the provision of services to or on behalf of such person or entity; provided that the Participant has actual knowledge of such prospective customer;

(v)
The Participant fails to reasonably cooperate to effect a smooth transition of the Participant’s duties and to ensure that the Company is apprised of the status of all matters the Participant is handling or is unavailable for consultation after termination of service with the Company, if such availability is a condition of any agreement to which the Company and the Participant are parties;

(vi)
The Participant fails to assign all of such Participant’s rights, title and interest in and to any and all ideas, inventions, formulas, source codes, techniques, processes, concepts, systems, programs, software, computer data bases, trademarks, service marks, brand names, trade names, compilations, documents, data, notes, designs, drawings, technical data and/or training materials, including improvements thereto or derivatives therefrom, whether or not patentable or subject to copyright or trademark or trade secret protection, developed and produced by the Participant used or intended for use by or on behalf of the Company or the Company’s clients;

(vii)
The Participant acts in a disloyal manner to the Company, such as making comments, whether oral or in writing, that tend to disparage or injure (A) the reputation or business of the Company or its Affiliates, or is likely to result in discredit to, or loss of business, reputation or goodwill of, the Company or its Affiliates or (B) its directors, officers or stockholders; or

(viii)
A finding by the Board that the Participant has acted against the interests of the Company or in a manner that has or may have a detrimental effect on the Company.

(c)
Notwithstanding the vesting provision contained in this Section 2, upon the occurrence of a corporate transaction, as described in Section 7(b) of the Plan, the Committee or the Board may take such actions as authorized by Section 7(b) of the Plan.

3.
Termination. All unvested Restricted Shares shall immediately terminate and be forfeited as of the Participant’s termination from the Company, regardless of whether such termination is with or without cause, by the Company or by the Participant, and for any reason or for no reason. Upon such forfeiture, Participant shall execute and deliver to the Company any and all further documents (including an Assignment Separate From Certificate) as the Company reasonably requests to further document the forfeiture. For purposes of this Agreement, a change from an employment relationship with the Company or an Affiliate to a consulting relationship with the Company or an Affiliate or a relationship as a member of the Board of Directors of the Company or an Affiliate or vice versa shall not be treated as a termination of the Participant.

4.
Redemption. If any of the events specified in Section 2(b) of this Agreement occur within one (1) year from the date of the Participant’s termination (the “Termination Date”), all Restricted Shares that vested during the one (1) year period ending on the Termination Date shall be forfeited and forthwith surrendered by the Participant to the Company within ten (10) days after the Participant receives written demand from the Company for such Restricted Shares.

5.
Certificates. Restricted Shares may be issued, at the Company’s discretion, through book‑entry registration or in certificated form, which certificate or certificates shall be held by the Company or held in nominee name by the stock transfer agent or brokerage service selected by the Company to provide such services to the Plan. Such certificate or certificates shall be registered in the name of the Participant and shall bear appropriate legends affixed thereto. Shares shall be registered in the Participant’s name or in the name of the Participant’s legal representatives, as the case may be. No certificates shall be issued for fractional shares, but rather rounded up to the next whole share.

6.
Rights of the Participant with Respect to the Restricted Shares. Except as provided in Section 4(c) of the Plan, neither the Participant, the Participant’s estate, nor the Transferee have any rights as a stockholder with respect to any Shares covered by the Restricted Shares unless and until such Restricted Shares have vested. “Transferee” shall mean an individual to whom such Participant’s vested Restricted Shares are transferred by will or by the laws of descent and distribution.

7.
Legend on Certificates. The certificates representing the vested Restricted Shares delivered to the Participant as contemplated by Section 5 shall bear such legends, and be subject to such stop transfer orders, as the Company may deem advisable to give notice of restrictions imposed by this Agreement, the Plan, the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, or any applicable law. The Company may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

8.
Transferability. Except as otherwise authorized by Section 6(f)(ii) of the Plan, the Restricted Shares and the right to dividend equivalents are not transferable by the Participant other than to a designated beneficiary upon the Participant's death or by will or the laws of descent and distribution. No assignment or transfer of the Restricted Shares or the right to dividend equivalents, whether voluntary or involuntary, by operation of law or otherwise (except to a designated beneficiary, upon death, by will or the laws of descent or distribution) will vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Restricted Shares will terminate and become of no further effect. No transfer by will or the applicable laws of descent and distribution of the Restricted Shares or the dividend equivalents shall be effective to bind the Company unless the Committee shall have been furnished with written notice of such transfer and a copy of the will or such other evidence as the Committee may deem necessary to establish the validity of the transfer.

9.
Relationship with the Company. Neither the Plan nor this Agreement shall confer upon the Participant any right to be retained in any position, as an employee, consultant or director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Participant at any time, with or without Cause. The Participant shall not have any rights as a stockholder with respect to any unvested Restricted Shares unless and until certificates representing the Shares have been issued by the Company to the holder of such Shares, or the Shares have otherwise been recorded on the books of the Company or of a duly authorized transfer agent as owned by such holder.

10.
Sale of Shares Acquired. If the Participant is an officer (as defined by Section 16(b) of the Securities Exchange Act of 1934, as amended (“Section 16(b)”), any shares of the Company’s Common Stock acquired pursuant to Restricted Stock Awards granted hereunder cannot be sold by the Participant, subject to registration or an exemption from registration such as to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), until at least six (6) months elapse from the date of grant of this Restricted Stock Award, except in the case of death or disability or if the grant was exempt from the short‑swing profit provisions of Section 16(b).

11.
Income Tax Matters. The Participant acknowledges that the Participant will consult with the Participant’s personal tax advisor regarding the income tax consequences of the grant of the Restricted Shares, the payment of dividend equivalents on the Restricted Shares, the vesting of the Restricted Shares, the decision to make an election under Section 83(b) of the Code, and any other matters related to this Agreement. In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of the Participant, are withheld or collected from the Participant. In accordance with Section 8 of the Plan, the Company may withhold, or require the Participant to pay or reimburse the Company for, any taxes which the Company determines are required to be withheld under federal, state or local law in connection with the Restricted Shares.

12.
Adjustments. The Restricted Shares under this Agreement shall be subject to the terms of the Plan, including but not limited to Sections 4(c) and 7(b) of the Plan. Any shares of capital stock of the Company or any successor thereto issued from time to time (including without limitation in any stock split or stock dividend) with respect to Restricted Shares shall also be treated as Restricted Shares for all purposes of this Agreement.

13.
Limitation on Obligations. The Company’s obligation with respect to the Restricted Shares granted hereunder is limited solely to the delivery to the Participant of Shares on the date when such Shares are due to be delivered hereunder, and in no way shall the Company become obligated to pay cash in respect of such obligation. This Restricted Stock Award shall not be secured by any specific assets of the Company, nor shall any assets of the Company be designated as attributable or allocated to the satisfaction of the Company’s obligations under this Agreement. In addition, the Company shall not be liable to the Participant for damages relating to any delays in issuing the share certificates to him/her (or his/her designated entities), any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

14.
Securities Laws. Upon the vesting of any Restricted Shares, the Company may require the Participant to make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement. The granting of the Restricted Shares hereunder shall be subject to all applicable laws, rules and regulations and to such approvals of any governmental agencies as may be required.

15.
Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the state of Delaware and the federal laws of the United States applicable therein, without any reference to conflicts of law rules.

16.
Restricted Stock Award Subject to Plan. This Restricted Stock Award shall be subject to the terms and provisions of the Plan.

17.
Signature in Counterparts. This Agreement may be signed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be deemed one and the same instrument.

18.
Copy of Plan. By execution of this Agreement, Participant acknowledges receipt of a copy of the Plan.

IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Award Agreement as of the date first above written.

COMPANY:

CARPARTS.COM, INC.

By:
Name:
Its:	[TITLE]

PARTICIPANT:

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